AMENDED AND RESTATED
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT made as of the 28th day of May, 2008 (the “Grant Date”), between Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Peter Brandt (“Grantee”). Capitalized terms not defined herein shall have the meaning ascribed thereto in a certain Employment Agreement between the Company and the Grantee, dated April 29, 2008 (the “Employment Agreement”).

1. Award.

(a) Shares. Pursuant to the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Grantee two hundred thousand (200,000) restricted shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 pursuant to the terms and conditions set forth herein.

(b) Plan Incorporated. Grantee acknowledges receipt of a copy of the Plan, and agrees that this award of the Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2. Shares, Vesting /Termination of Employment. Grantee hereby accepts the Shares and agrees as follows:

(a) Vesting.

(i) One hundred and fifty thousand (150,000) Shares (“Performance-Based Shares”) shall vest upon the Company’s pre-tax income reaching or exceeding certain thresholds, specifically:

(A) Fifty thousand Shares shall vest upon the Company’s pre-tax income reaching or exceeding Fifty Million Dollars ($50,000,000.00) over the course of any four (4) consecutive quarterly periods, commencing with the first quarter immediately following the quarter that includes the Grant Date. No more than fifty thousand Shares in total may vest pursuant to this Section 2(a)(i)(A);

(B) Fifty thousand Shares shall vest upon the Company’s pre-tax income reaching or exceeding Seventy Five Million Dollars ($75,000,000.00) over the course of any four (4) consecutive quarterly periods, commencing with the first quarter immediately following the quarter that includes the Grant Date. No more than fifty thousand Shares in total may vest pursuant to this Section 2(a)(i)(B), provided, however, that vesting of Shares under this Section 2(a)(i)(B) shall in no way limit vesting of Shares under Section 2(a)(i)(A); and

(C) Fifty thousand Shares shall vest upon the Company’s pre-tax income reaching or exceeding One Hundred Million Dollars ($100,000,000.00) over the course of any four (4) consecutive quarterly periods, commencing with the first quarter immediately following the quarter that includes the Grant Date. No more than fifty thousand Shares in total may vest pursuant to this Section 2(a)(i)(C), provided, however, that vesting of Shares under this Section 2(a)(i)(C) shall in no way limit vesting of Shares under Section 2(a)(i)(A) and (B).

For purposes of this Agreement, pre-tax income shall be determined in accordance with the Generally-Accepted Accounting Principles in the United States.

(ii) The remaining fifty thousand (50,000) Shares (“Time-Based Shares”) shall vest pursuant to the following schedule:

Date	Incremental Vesting	Cumulative Amount Vested

First Anniversary of Grant Date	331/3%	331/3%

Second Anniversary of Grant Date	331/3%	662/3%

Third Anniversary of Grant Date	331/3%	100%

(b) Termination of Employment. General. Unless otherwise provided in this Agreement, upon termination of Grantee’s employment with the Company the Shares which have not vested at the time of such termination of employment shall be forfeited and revert to the Company immediately upon such termination of employment, and the Grantee shall have no rights whatsoever to such Shares.

(c) Time-Based Shares. Termination by the Company without Cause, by Grantee for Good Reason, due to Death, Disability, non-renewal by the Company of the Employment Agreement. In the event of termination of Grantee’s employment with the Company by virtue of: 1) termination by the Company without Cause; 2) termination by Grantee for Good Reason; 3) Grantee’s death or Disability; or 4) non-renewal by the Company of the Employment Agreement, all the Time-Based Shares unvested at the time of such termination shall immediately vest.

(d) Performance-Based Shares. Termination due to Death or Disability. Solely for purposes of determining the number of Performance-Based Shares which have vested pursuant to Section 2(a)(i) and whether any Performance-Based Shares are subject to forfeiture pursuant to Section 2(b), in the event of termination of Grantee’s employment with the Company by virtue of Grantee’s death or Disability, the Grantee shall be treated as employed by the Company for twelve months following such termination.

(e) Transferability/Escrow. The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, until such Shares have vested pursuant to this Agreement.

To ensure the Grantee’s compliance with this Section 2(e), the certificate evidencing the Shares may be held in escrow for the Grantee, until such time when the certificate may be distributed to the Grantee following the vesting of Shares to which such certificates relate.

3. Certificates. With respect to Shares issued pursuant to this Agreement, each certificate representing such Shares shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to restrictions on transfer and other terms and conditions, which are set forth in the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Noven Pharmaceuticals, Inc. (the “Company”), dated April 29, 2008 (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

4. Withholding. To the extent that the grant, the receipt or the vesting of any Shares results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such grant, receipt or vesting, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, (i) cause the Shares and the Grantee’s right to receive the Shares to be forfeited or (ii) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

5. Status as a Shareholder. Subject to the restrictions set forth herein, the Grantee shall have all rights of a shareholder applicable to the Restricted Stock, whether vested or unvested, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that any shares issued to Grantee as a dividend or distribution shall be subject to the same terms and conditions set forth herein. The Grantee shall have no rights as a shareholder with respect to any Restricted Stock which is forfeited.

6. Status and Issuance of Shares. Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Shares.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

COMPANY:

NOVEN PHARMACEUTICALS, INC.

By: /s/ Jeff Mihm
Jeff Mihm
Vice President and General Counsel

GRANTEE:

/s/ Peter Brandt

Peter Brandt